Exhibit 107
Calculation of Filing Fee Table
Form S-8
(Form Type)
ImmunityBio, Inc.
(Exact Name of Registrant as Specified in its Charter)
Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered (1)	Proposed Maximum Offering Price Per Share (3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common Stock, par value $0.0001 per share	Rule 457(c) and Rule 457(h)	19,900,000 (2)	$5.7225	$113,877,750	$147.60 per $1,000,000	$16,808.36
Total Offering Amount				—	$113,877,750	—	$16,808.36
Total Fee Offsets				—	—	—	—
Net Fee Due				—	—	—	$16,808.36
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(1)Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the common stock, par value $0.0001 per share, (“Common Stock”) of ImmunityBio, Inc. (the “Registrant”) that became issuable under the Registrant’s 2015 Equity Incentive Plan, as amended (the “Plan”) by reason of an event such as any stock split, stock dividend, recapitalization or similar transaction effected without receipt of consideration that increases the number of the Registrant’s outstanding shares of Common Stock.
(2)Represents 19,900,000 additional shares of Common Stock available for issuance pursuant to the Plan, as a result of an amendment to the Plan approved at the Registrant’s 2024 annual meeting of stockholders.
(3)Estimated in accordance with Rule 457(h) under the Act solely for the purpose of calculating the registration fee based on the average of the high and low prices of Common Stock on the Nasdaq on June 13, 2024, in accordance with Rule 457(c) under the Act.